Exhibit 99.6
Dear Employees:
Because some Superior employees do not have easy access to email, I wanted to reach out to you through the mail and share with you an exciting development for our organization.
On October 10, 2011, we announced that Superior Energy has signed a definitive agreement with Complete Production Services, of Houston, TX, for the purpose of merging our two companies. The details of the transaction are in the attached press release but I wanted to personally let Superior Energy families know about this pending merger and how important it is for our company. This is a significant event for us, as it will essentially double the revenues of our company and increase our pool of talented employees to more than 13,000 worldwide. The transaction is expected to close as soon as the end of the year, pending shareholder votes and customary approvals.
While we won’t have answers to a lot of questions right away, we will be communicating with you in the upcoming months as we work through the details of the structure of the combined organization. In the meantime, it is business as usual. Until the transaction is completed, we are still competitors and we need to compete vigorously on a daily basis. Also, please continue to focus on preserving a safe workplace for all and delivering superior service to our customers.
Thank you for your service and continued commitment to Superior.
Dave Dunlap